UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 5, 2011

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Amendment No. 1 to Stock Repurchase Agreement

On April 5, 2011, we entered into an Amendment No. 1 (the “Amendment”) to the Stock Repurchase Agreement by and between DHW Leasing, L.L.C, Donald A. Dunham, Jr., Christine Dunham, Charles T. Hey, Dunham Capital Management, L.L.C., Concept Development Partners LLC and the Registrant, dated February 8, 2011 (the “Repurchase Agreement”). Pursuant to the Amendment, DHW Leasing, L.L.C. (“DHW”) will have the right to designate three board observers, effective upon closing of the transaction contemplated by the Repurchase Agreement, and will be reimbursed for legal fees incurred in connection with the transaction contemplated by the Repurchase Agreement up to $100,000 upon closing.

The Amendment also provides that DHW and Concept Development Partners LLC (“CDP”) will enter into a Shareholder and Voting Agreement (the “Shareholder and Voting Agreement”) at closing of the transaction, the form of which is attached to the Amendment. Pursuant to the Shareholder and Voting Agreement:

•                  DHW will agree to vote its shares for CDP’s five nominees to our board of directors;

•                  CDP will agree to vote its shares for DHW’s two nominees to our board of directors;

•                  at any meeting of our shareholders, DHW will agree to vote its shares in the same manner as CDP on any other matter presented to the shareholders; and

•                  DHW will grant an irrevocable proxy to CDP to vote all of the shares of our common stock which are owned by DHW.

The Shareholder and Voting Agreement will terminate on the earliest to occur of (1) the mutual agreement of CDP and DHW, (2) the fifth anniversary of the date of the Shareholder and Voting Agreement, (3) the date on which DHW and its affiliates no longer own at least 250,000 shares of our common stock, (4) the date on which DHW’s loans to its primary lenders are reduced to an aggregate principal amount of $250,000 or less and (5) the date on which CDP and its affiliates no longer own any of our capital stock.

The foregoing description of the Amendment is qualified in its entirety by the Amendment, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Amendment No. 2 to Stock Purchase Agreement

On April 5, 2011, we entered into a Second Amendment (the “Second Amendment”) to the Stock Purchase Agreement dated February 8, 2011 between CDP and our company (the “Purchase Agreement”). Pursuant to the Second Amendment, the parties agreed on a revised form of the Certificate of Designation of Series A Preferred Stock, that we would provide financial information to CDP on a monthly basis after closing of the transaction contemplated by the Purchase Agreement, and certain corporate governance matters. As revised, the Certificate of Designation now provides that the holders of the preferred stock will have 0.77922 votes per preferred share, subject to proportionate adjustment upon adjustment to the conversion price under the certificate of designation upon a stock split or reverse stock split.

This description is qualified in its entirety by the Second Amendment, which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

ITEM 8.01                                       OTHER EVENTS.

On March 30, 2011, we received a commitment letter and term sheet from Fifth Third Bank (“FTB”), which summarizes the terms of senior secured credit facilities totaling $10.0 million to be put in place upon the closing of the transactions contemplated by the Purchase Agreement and Repurchase Agreement (the “Credit Facilities.”)

The term sheet includes the following terms:

•                  Up to $10.0 million of senior secured credit facilities, consisting of a $5.0 million term loan and a $5.0 million credit facility;

•                  The term loan of $5.0 million would be advanced in one draw on the closing date, have a term of three years with straight-line amortization over seven years, and require the first principal repayment on December 31, 2011; and

•                  The line of credit facility of up to $5.0 million would have a sub-limit of up to $100,000 for standby letters of credit, would be available for a period of three years and would be used solely to (a) provide capital to build new restaurants, (b) make strategic acquisitions, and (c) finance ongoing capital expenditures and working capital needs.

The credit facilities are subject to satisfactory completion of FTB’s due diligence and subject to the closing of the transactions contemplated by the Purchase Agreement and the Repurchase Agreement.

ITEM 9.01                                       FINANCIAL STATEMENTS AND EXHIBITS.

(d)                                 Exhibits

See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: April 11, 2011	By:	/s/ James G. Gilbertson
James G. Gilbertson
Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1

Amendment No. 1 to Stock Repurchase Agreement by and between DHW Leasing, L.L.C, Donald A. Dunham, Jr., Christine Dunham, Charles T. Hey, Dunham Capital Management, L.L.C., Concept Development Partners LLC and the Registrant, dated April 5, 2011.

Exhibit 10.2	Second Amendment to Stock Purchase Agreement by and between the Registrant and Concept Development Partners LLC, dated April 5, 2011.